Investor Contact:

Allison Wey

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL REPORTS FOURTH QUARTER

AND FULL YEAR 2008 RESULTS

Reports Adjusted Q4 EPS of $0.21

Woodcliff Lake, N.J., March 2, 2009 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported fourth quarter and full year 2008 results ended December 31, 2008.

Fourth Quarter and 2008 Results

For the fourth quarter ended December 31, 2008, Par reported total revenues of $161.3 million and a loss from continuing operations of $30.5 million, or $0.91 per share.  This is compared with reported revenues of $155.1 million and income from continuing operations of $5.5 million, or $0.16 per diluted share, for the same period in 2007.  For the year ended December 31, 2008, Par reported total revenues of $578.1 million and a loss from continuing operations of $45.9 million, or $1.38 per share.  This is compared with reported revenues of $769.7 million and income from continuing operations of $51.1 million, or $1.47 per diluted share, for 2007.

Fourth quarter 2008 reported, or GAAP, loss from continuing operations also included the write-off of a restructuring charge of $15.4 million and other related costs of $3.8 million, $49.2 million in charges due to an unfavorable court decision and related legal fees, $5.3 million gain on non-core ANDA sales and the sale of other product rights, $4.9 million impairment charge related to various investments, and a $7.9 million gain related to early debt extinguishment.  Adjusting for these items and other special items, income from continuing operations for the fourth quarter 2008 would have been $7.1 million, or $0.21 per diluted share.  By comparison, fourth quarter 2007 results included a pre-tax gain of $3.1 million from Par’s sale of its remaining investment in Optimer Pharmaceutical, Inc. common stock and $4.6 million of additional share-based compensation expense related to Par’s employee stock option tender offer.  Adjusting for these items, income from continuing operations for the fourth quarter of 2007 would have been $6.5 million, or $0.19 per diluted share.

Par’s reported, or GAAP, loss from continuing operations for the year ended December 31, 2008, included the write-off of an intangible asset and certain inventories related to the trimming of its generic product portfolio of $5.5 million, a charge related to a government pricing contingency of $4.8 million, a $7.8 million net impairment charge related to various investments, $7.5 million in development milestone payments to MonoSol Rx and Alfacell, and $9.0 million of gains from the sale of non-core ANDAs and other product rights.  Adjusting for these items and the fourth quarter special items, income from continuing operations for the full year ended December 31, 2008 was $1.8 million, or $0.05 per diluted share. By comparison, and in addition to the fourth quarter 2007 events cited above, reported GAAP income from continuing operations for the full year 2007 included a $20.0 million gain on the sale to Optimer of marketing rights to the investigational drug Difimicin (Par 101), a $4.5 million investment gain on the sale of shares of

Optimer common stock, and net settlement gains of $0.6 million.  These benefits were tempered by $19.2 million of costs related to business development activities in support of Strativa Pharmaceuticals, Par’s branded division, a $6.0 million loss on an investment, $1.6 million of severance costs. Adjusting for these items, income from continuing operations for the full year ended December 31, 2007 was $55.1 million, or $1.59 per diluted share.

“Given the challenging environment of 2008, we are pleased with the operating results over the last two quarters,” stated Patrick G. LePore, chairman, president and chief executive officer.  “This momentum should continue into 2009 as the results of our restructuring takes hold and solid product sales continue."

2008 Restructuring Plan

In October, Par announced its plans to resize its generic division by significantly reducing its research and development expense and trimming its product portfolio resulting in a workforce reduction of approximately 190.   The $15.4 million fourth quarter charge related to the restructuring will result in cash expenditures of approximately $6.0 million in 2009.   Par anticipates these actions will generate annualized operating expense savings in a range near $45 million.

Revenue

Revenues for the fourth quarter 2008 increased 4.0% compared with the same period in 2007 due primarily to the launch of sumatriptan succinate injection, increased sales of metoprolol and Megace® ES.  For the year ended December 31, 2008 total revenue decreased 24.9% to $578 million compared with the same period a year earlier as a result of a decrease in the number of new product launches, trimming of Par’s generic product portfolio, increased competition in Par’s generic products.

Strativa revenues increased 2.7% from the prior year to $87.1 million driven by a mid-year price increase, fees related to the co-promotion of Androgel®, and timing of trade buying patterns offset by a more challenging reimbursement environment.  Revenues from Strativa represented 15.1% of total revenues, as compared to 11.0% in 2007.

Revenues from Par’s generic segment declined 28.3% for the full year 2008 to $491.1 million primarily due to competitive pressures that adversely affected the volume and pricing of certain existing products.  Products which experienced significant volume and pricing declines included fluticasone, propranolol, cabergoline, various amoxicillin products, ranitidine syrup, tramadol HCl and acetaminophen tablets driven by Par’s exit from the market, and lower royalty payments of ondansetron tablets, among others.  These decreases were offset by higher sales of meclizine, which re-launched in July, the launch of dronabinol in July, and the launch of sumatriptan succinate in November, and increased sales of metoprolol succinate to new customers.

Gross Margin

Par’s 2008 gross margin represented 30.5% of total revenues, a decrease from 34.9% in 2007. Generic product gross margin decreased to 22.2% of generic revenues in 2008 from 29.8% of generic revenues in 2007 driven by increased sales of lower margin metoprolol succinate, lower sales of existing products as mentioned above, and an impairment charge of $4.9 million for nabumetone, and lower inventory write-offs, in addition to the other factors discussed above.  Strativa’s gross margin increased to 77.7% of branded revenues from 76.0% in 2007 due to revenue growth discussed above.

Research and Development

Research and development (R&D) expenses decreased 23.2% from the year ended December 31, 2007, to $59.7 million, and represented 10.3% of total revenues.  The decrease was due primarily to a net reduction of $11.7 million of one-time Strativa milestone payments.  On-going R&D expense in support of Par’s strategy to expand Strativa increased $1.7 million driven by costs related to the development of ZensanaTM.   Generic R&D expense decreased $8.0 million due to lower internal development costs, lower performance incentive compensation of $4 million, and the non-recurrence of one-time costs associated with a third party development agreement.

Selling, General and Administrative

Selling, general and administrative (SG&A) expense of $137.9 million for the year ended December 31, 2008 decreased slightly from $138.2 million in 2007.  The decrease in SG&A expense was primarily due to lower employee compensation, the non-recurrence of the 2007 stock option tender offer and the resulting lower stock option costs, and lower expenses relates to sales and marketing of Megace® ES, which offset higher legal fees, severance costs and increased outside consulting costs.

Net Income

Par reported a loss for the fourth quarter ended December 31, 2008 of $32.0 million, or $0.96 per share.  This is compared with reported net income of $4.3 million, or $0.12 per share, for the same period in 2007. For the full year 2008, Par reported a loss of $47.8 million, or $1.43 per share.  This is compared with reported net income of $49.9 million, or $1.43 per share in 2007.

Balance Sheet

As of December 31, 2008, Par had working capital of $193.8 million, which includes $142 million of current liabilities due to mature in September 2010.

Conference Call

Par has scheduled a conference call for Tuesday, March 3 at 9:00 am EST to discuss results for the fourth quarter and full year 2008.  Par invites investors and the general public to listen to a webcast of the conference call.  Access to the live webcast can be made via Par’s website at http://www.parpharm.com and will be available for 30 days.  The dial-in number is 888-679-8034 for domestic callers and 617-213-4847 for international callers.  The access number is 28915622.  A replay of the conference call will be available commencing approximately one hour after the call.  The replay dial-in number is 888-286-8010 for domestic callers and 617-801-6888 for international callers.  The access number is 6087603.

For a copy of Par’s 2008 Annual Report on Form 10-K, visit Investors/SEC Filings on the Par web site at www.parpharm.com.

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, in other of the Company’s filings with the SEC from time to time, including Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(In Thousands, Except Share Data)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$170,629	$200,132
Available for sale debt and marketable equity securities	93,097	85,375
Accounts receivable, net	83,408	64,182
Inventories	42,504	84,887
Prepaid expenses and other current assets	20,040	14,294
Deferred income tax assets	55,230	56,921
Income taxes receivable	35,397	17,516
Total current assets	500,305	523,307

Property, plant and equipment, at cost less accumulated depreciation and amortization	79,439	82,650
Available for sale debt and marketable equity securities	1,949	6,690
Investment in joint venture	-	6,314
Other investments	-	2,500
Intangible assets, net	35,208	36,059
Goodwill	63,729	63,729
Deferred financing costs and other assets	1,159	2,544
Non-current deferred income tax assets, net	70,954	57,730
Total assets	$752,743	$781,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$142,000	$200,000
Accounts payable	22,879	32,200
Payables due to distribution agreement partners	91,451	36,479
Accrued salaries and employee benefits	11,850	16,596
Accrued expenses and other current liabilities	38,352	27,518
Total current liabilities	306,532	312,793

Long-term debt, less current portion	-	-
Other long-term liabilities	41,581	30,975
Commitments and contingencies	-	-

Stockholders' equity
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares; none
issued and outstanding	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares; issued
37,400,125 and 36,460,461 shares	374	364
Additional paid-in capital	289,666	274,963
Retained earnings	182,427	230,195
Accumulated other comprehensive gain (loss)	122	(1,362)
Treasury stock, at cost 2,686,519 and 2,604,977 shares	(67,959)	(66,405)
Total stockholders' equity	404,630	437,755
Total liabilities and stockholders’ equity	$752,743	$781,523

The accompanying notes are an integral part of these consolidated financial statements.

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In Thousands, Except Per Share Amounts)

	2008	2007	2006

Revenues:
Net product sales	$561,012	$739,020	$705,378
Other product related revenues	17,103	30,646	19,790
Total revenues	578,115	769,666	725,168
Cost of goods sold	401,544	501,147	506,884
Gross margin	176,571	268,519	218,284
Operating expenses:
Research and development	59,656	77,659	61,766
Selling, general and administrative	137,866	138,217	148,217
Intangible assets impairment	-	-	1,100
Settlements and loss contingencies, net	49,837	(945)	1,250
Restructuring costs	15,397	-	1,283
Total operating expenses	262,756	214,931	213,616
Gain on sale of product rights and other	9,625	20,000	3,054
Operating (loss) income	(76,560)	73,588	7,722
Other income (expense), net	-	(56)	126
Gain on extinguishment of senior subordinated convertible notes	7,877	-	-
Equity in loss of joint venture	(330)	(387)	(663)
Loss on marketable securities and other investments, net	(7,796)	(1,583)	(583)
Interest income	9,246	13,673	8,974
Interest expense	(6,259)	(6,803)	(6,781)
(Loss) income from continuing operations before provision for income taxes	(73,822)	78,432	8,795
(Benefit) provision for income taxes	(27,910)	27,322	2,054
(Loss) income from continuing operations	(45,912)	51,110	6,741
Discontinued operations:
Gain from discontinued operations	505	-	-
Provision for income taxes	2,361	1,212	894
(Loss) from discontinued operations	(1,856)	(1,212)	(894)
Net (loss) income	($47,768)	$49,898	$5,847

Basic (loss) earnings per share of common stock:
(Loss) income from continuing operations	($1.38)	$1.48	$0.20
(Loss) from discontinued operations	(0.05)	(0.04)	(0.03)
Net (loss) income	($1.43)	$1.44	$0.17

Diluted (loss) earnings per share of common stock:
(Loss) income from continuing operations	($1.38)	$1.47	$0.19
(Loss) from discontinued operations	(0.05)	(0.04)	(0.03)
Net (loss) income	($1.43)	$1.43	$0.16

Weighted average number of common shares outstanding:
Basic	33,312	34,494	34,422
Diluted	33,312	34,718	34,653